The Company has requested confidential treatment with respect to certain portions of this Agreement, which have been omitted, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

EXCHANGE AND ESCROW AGREEMENT

THIS ESCROW AGREEMENT is made as of the 31st day of August, 2004.

BETWEEN:

MICROLOGIX BIOTECH INC., a company incorporated pursuant to the laws of British Columbia and having its office at 3650 Wesbrook Mall, Vancouver, British Columbia, V6S 2L2

(hereinafter referred to as "Parent"),

- and -

MITOKOR INC., a company incorporated pursuant to the laws of the Delaware and having its office at 12780 High Bluff Drive, Suite 210, San Diego, California, 92130

(hereinafter referred to as the "Company"),

- and -

WALTER H. MOOS, PH.D. of 12780 High Bluff Drive, Suite 210, San Diego, California, 92130

(hereinafter referred to as the "Stockholders' Agent")

- and -

PACIFIC CORPORATE TRUST COMPANY, a trust company incorporated under the laws of British Columbia and authorized to carry on business in British Columbia, having an office at 625 Howe Street, 10th Floor, Vancouver, B.C., V6C 3B8

(hereinafter referred to as "Escrow Agent")

WHEREAS pursuant to an agreement and plan of merger and reorganization, dated as of April 15, 2004 (the "Merger Agreement"), by and among Parent, MBI Acquisition Corp., an indirect wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, Merger Sub will merge with and into the Company (the "Merger");

AND WHEREAS pursuant to the Merger Agreement, Parent will issue to the Company Equity Participants: (i) shares of Parent Common Stock and (ii) shares of Parent Preferred Stock;

AND WHEREAS pursuant to the Merger Agreement, Parent will issue to the holders of Company Common Stock the Cash Consideration;

AND WHEREAS in accordance with the Merger Agreement, Parent desires to appoint an Exchange Agent Pursuant to Section 1.9 of the Merger Agreement;

AND WHEREAS pursuant to Section 9.1(c) of the Merger Agreement, the Company Equity Participants have agreed to indemnify Parent with respect to specified Damages;

AND WHEREAS in accordance with the Merger Agreement, the parties desire to establish an escrow for the purpose of providing (i) a fund against which Parent may seek indemnification under the Merger Agreement, (ii) a mechanism through which Parent can release and distribute Milestone Payments and (ii) a mechanism to enable the Escrow Agent to exercise the Voting Rights for and on behalf of the Company Equity Participants.

NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1                         Definitions.

In this Agreement, the following terms shall have the following meanings:

"Board of Directors" means the board of directors of Parent.

"Business Day" means any day other than a Saturday, a Sunday or a day when banks located in the State of California or the Province of British Columbia are authorized or obligated to close.

"Company Stock Certificates" means certificates representing stock of the Company.

"Deposited Shares" means any shares whether forming part of the Contingent Portion of the Escrow Fund (as defined in section 2.3 hereof) or the Indemnity Portion of the Escrow Fund (as defined in section 2.3 hereof).

"Holders" means the beneficial owners of the Indemnity Shares (as defined in Section 2.3 hereof) as set on the List.

"List" has the meaning ascribed thereto in section 4.6 hereof.

"Officer's Certificate" means a certificate signed by any one of the Chairman of the Board, the President, any Vice-President or any other senior officer of Parent.

"Parent Common Shares" means common shares of Parent.

"Parent Consent" has the meaning ascribed thereto in section 4.2 hereof.

"Parent Meeting" has the meaning ascribed thereto in section 4.2 hereof.

"Parent Successor" has the meaning ascribed thereto in subsection 10.1(a) hereof.

"Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

"Voting Rights" means the voting rights attached to the Parent Common Stock comprising the Indemnity Shares.

All other terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement. For reference, attached hereto as Schedule "A" is a glossary of terms for terms defined in the Merger Agreement.

1.2                         Sections and Headings.

The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an article, section and paragraph refers to the specified article, section and paragraph of this Agreement.

1.3                         Number and Gender.

Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4                         Date for any Action.

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5                         Withholding Tax.

All amounts required to be paid, deposited or delivered under this Agreement hereunder shall be paid, deposited or delivered after deduction of any amount required by applicable law to be deducted or withheld on account of tax and the deduction of such amounts and remittance to the applicable tax authorities shall, to the extent thereof, satisfy such requirement to pay, deposit or deliver hereunder.

1.6                         Incorporation by Reference.

The terms and conditions of section 1.9 and section 9 of the Merger Agreement (and any other provisions of the Merger Agreement pertaining to the Escrow Fund and Exchange Agent) are hereby incorporated herein by reference.

ARTICLE 2

PURPOSE OF AGREEMENT

2.1                         Appointment of Exchange Agent.

Parent hereby appoints, with the consent of the Company, the Escrow Agent to act as its Exchange Agent pursuant to Section 1.9 of the Merger Agreement. On the Closing Date, Parent shall deposit (i) 4,360,438 shares of Parent Common Stock for the benefit of the Company Equityholders pursuant to Section 1.5(a)(ii)(A) of the Merger Agreement and (ii) a check equal to the Cash Consideration for the benefit of the holders of Company Common Stock pursuant to Section 1.5(a)(i) of the Merger Agreement.

2.2                         Appointment of Escrow Agent.

Parent hereby approves, with the consent of the Company, the Escrow Agent to act as its Escrow Agent pursuant to Section 9 of the Merger Agreement. As soon as practicable after the Effective Time, Parent shall cause to be deposited with the Escrow Agent a certificate or certificates representing the Parent Preferred Stock registered in the name of the Escrow Agent as nominee for the holders of Parent Preferred Stock.

2.3                         Establishment of Escrow Fund.

The Escrow Fund shall consist of two components. The first component of the Escrow Fund consists of the Parent Preferred Stock referred to as being held in the Escrow Fund in Section 1.9(b) of the Merger Agreement (this portion being referred to as the "Contingent Portion of the Escrow Fund"). The second component of the Escrow Fund consists of: (i) all Milestone Payments made in accordance with the Parent Preferred Stock Terms and (ii) any cash or securities (including a right to acquire securities) distributed with respect to either the Parent Preferred Stock or the Milestone Payments referred to in (i): (A) as a dividend or other distribution thereon, (B) upon the exercise of a right of purchase, conversion or exchange attaching thereto, (C) upon a subdivision or compulsory conversion, exchange, redemption or repurchase thereof, or (D) in connection with a take-over bid, plan of arrangement, amalgamation, merger or similar transaction (this portion being referred to as the "Indemnity Portion of the Escrow Fund" and any securities deposited in the Indemnity Portion of the Escrow Fund referred to as "Indemnity Shares"). Both components of the Escrow Fund will be held by the Escrow Agent in accordance with the terms of this Agreement and the Merger Agreement.

ARTICLE 3

DEPOSITED SHARES

3.1                         Exchange of Certificates.

  As soon as practicable after the Effective Time, the Escrow Agent shall send to each of the registered holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, (ii) such other customary documents as may be required including, without limitation, a Form W-9, and (iii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration.

  Upon surrender of a Company Stock Certificate(s) to the Escrow Agent for exchange, together with a duly executed letter of transmittal and such other documents as are customarily required, the Escrow Agent shall deliver to the holder of such Company Stock Certificate(s): (i) a certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.5(ii)(A) of the Merger Agreement, and/or (ii) a check equal to the applicable portion of the Cash Consideration to which such holder is entitled; provided that any fractional shares of Parent Common Stock to which such holder may be entitled shall be rounded up and any certificates representing Parent Common Stock to be delivered to the holder of a Company Stock Certificate(s) represent only whole shares of Parent Common Stock.

  In the event two or more Company Stock Certificates represent shares of Company Common Stock and Company Preferred Stock held by any single holder, all calculations respecting the number of shares and amount of cash to be delivered to such holder shall be made based on the aggregate number of shares represented by such Company Stock Certificates.

  All Company Stock Certificates surrendered to the Escrow Agent for exchange shall be cancelled.

  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until such holder surrenders such Company Stock Certificate in accordance with Section 1.9 of the Merger Agreement (at which time such holder shall be entitled to receive all such dividends and distributions). In the interim, such dividends and distributions will be held by the Escrow Agent in trust for such holders, and to the extent such dividends and distributions consist of cash, in an interest-bearing account.

3.2                         Issue and Ownership of the Parent Preferred Stock.

Parent hereby issues to and deposits with the Escrow Agent the Parent Preferred Stock to be hereafter held of record by the Escrow Agent as escrow agent for and on behalf of, and for the use and benefit of, the Company Equity Participants and in accordance with the provisions of this Agreement and the Merger Agreement. Parent hereby acknowledges receipt from the Escrow Agent as escrow agent for and on behalf of the Company Equity Participants of good and valuable consideration (and the adequacy thereof) for the issuance of the Parent Preferred Stock by Parent to the Escrow Agent. During the term of the Escrow Fund and subject to the terms and conditions of this Agreement and the Merger Agreement, the Escrow Agent shall possess and be vested with full legal ownership of the Parent Preferred Stock and shall be entitled to exercise all of the rights and powers of an owner with respect to the Parent Preferred Stock, provided that the Escrow Agent shall:

  hold the Parent Preferred Stock and the legal title thereto as escrow agent solely for the use and benefit of the Company Equity Participants in accordance with the provisions of this Agreement and the Merger Agreement; and

  except as specifically authorized by this Agreement and the Merger Agreement, have no power or authority to sell, transfer or otherwise deal in or with the Parent Preferred Stock and the Parent Preferred Stock shall not be used or disposed of by the Escrow Agent for any purpose other than the purposes for which this Escrow Fund is created pursuant to this Agreement and the Merger Agreement.

3.3                         Issue and Ownership of the Indemnity Portion of the Escrow Fund.

The Indemnity Portion of the Escrow Fund to be deposited with the Escrow Agent pursuant to the Merger Agreement is to be held of record by the Escrow Agent as escrow agent for and on behalf of, and for the use and benefit of, the Company Equity Participants and in accordance with the provisions of this Agreement and the Merger Agreement. During the term of the Escrow Fund and subject to the terms and conditions of this Agreement and the Merger Agreement, the Escrow Agent shall possess and be vested with full legal ownership of the Indemnity Portion of the Escrow Fund and shall be entitled to exercise all of the rights and powers of an owner with respect to the Indemnity Portion of the Escrow Fund, provided that the Escrow Agent shall:

  hold the Indemnity Portion of the Escrow Fund and the legal title thereto as escrow agent solely for the use and benefit of the Company Equity Participants in accordance with the provisions of this Agreement and the Merger Agreement; and

  except as specifically authorized by this Agreement and the Merger Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Indemnity Shares and the Indemnity Shares shall not be used or disposed of by the Escrow Agent for any purpose other than the purposes for which this Escrow Fund is created pursuant to this Agreement and the Merger Agreement.

3.4                         No Transfers or Encumbrances.

Prior to the release of any Indemnity Shares by the Escrow Agent and delivery to Company Equity Participants pursuant to Section 9.3(a) of the Merger Agreement and in the case of Parent Preferred Stock prior to the redemption or conversion of the Parent Preferred Stock, Company Equity Participants may not sell, assign or otherwise transfer, nor place any Encumbrance on, any Deposited Shares or any beneficial interest therein, except: (i) in accordance with the Parent Preferred Stock terms; and (ii) transfers by operation of law or laws of descent and distribution. In the case of any permitted transfer, the transferee will be subject to all terms and provisions of this Agreement. Also, prior to the release of the Indemnity Shares by the Escrow Agent and delivery to each Company Equity Participant pursuant to Section 9.3(a) of the Merger Agreement and in the case of Parent Preferred Stock, prior to the redemption or conversion of the Parent Preferred Stock, no Deposited Shares nor any beneficial interest therein be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Company Equity Participant, except to satisfy such Company Equity Participants' obligations under Section 9.1 of the Merger Agreement. The Escrow Agent shall have no responsibility for determining or enforcing compliance with this paragraph, other than by retaining possession of the Deposited Shares.

3.5                         Dividends.

If Parent declares any cash dividends, dividends payable in other property or other distributions of any kind with respect to Indemnity Shares held by the Escrow Agent, such cash dividends, dividends payable in other property or other distributions of any kind shall form part of the Indemnity Portion of the Escrow Fund as provided for in Section 2.2 of this Agreement.

3.6                         Safe Keeping of Certificate.

The certificates representing the Deposited Shares shall at all times be held in safe keeping by the Escrow Agent.

3.7                         Stockholders' Agent and Stockholders' Agent's Fund

From and after the establishment of the Escrow Fund as provided in Section 2 hereof, the Company Equity Participants shall be represented by the Stockholders' Agent, or his or her successor appointed in accordance with Section 9.8 of the Merger Agreement, who shall have the duties and authority set forth in said section. The Company agrees to deposit [XXXX] to the Escrow Agent to be held in escrow for the benefit of the Stockholders' Agent (the "Stockholders' Agent's Fund") for the reasonable expenses and disbursements including the cost and expense of any suit or litigation of any character and any proceeding before any governmental agency reasonably incurred by the Stockholders' Agent in connection with its rights and duties under this Agreement and the Merger Agreement; provided that Stockholders'

[XXXX] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Agent is not entitled to reimbursement for any expenses or disbursements paid, incurred or suffered by the Stockholders' Agent in any suit or litigation in which the Stockholders' Agent is determined to have acted fraudulently, in bad faith or with negligence or wilful misconduct. The expenses and disbursements shall be paid by the Escrow Agent upon a receipt of an invoice from the Stockholders' Agent. In the event that there are funds remaining in the Stockholders' Agent's Fund on termination of the Escrow Fund in accordance with Section 12.1 of this Agreement, the Escrow Agent shall distribute the funds remaining in the Stockholders' Agent's Fund to Company Preferred Stockholders in accordance with Section 2(b) of the Company's Certificate of Incorporation, attached hereto as Schedule "B".

ARTICLE 4

VOTING RIGHTS

4.1                         Voting Rights.

The Escrow Agent, as the holder of record of the Indemnity Shares, shall be entitled to all of the Voting Rights, including the right to consent to or to vote in person or by proxy the Indemnity Shares, on any matter, question or proposition whatsoever that may properly come before the stockholders of Parent for their vote at a Parent Meeting or in connection with a Parent Consent. The Voting Rights shall be and remain vested in and exercised by the Escrow Agent. Subject to section 6.15 hereof, the Escrow Agent shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Company Equity Participants entitled to instruct the Escrow Agent as to the voting thereof at the time at which a Parent Consent is sought or a Parent Meeting is held. To the extent that no instructions are received from a Company Equity Participant with respect to the Voting Rights to which such Company Equity Participant is entitled, the Escrow Agent shall not exercise or permit the exercise of such Company Equity Participant 's Voting Rights.

4.2                         Number of Votes.

With respect to all meetings of stockholders of Parent at which Company Equity Participants are entitled to vote (a "Parent Meeting") and with respect to all written consents sought from the Company Equity Participants (a "Parent Consent"), each shall be entitled to instruct the Escrow Agent to cast and exercise, in the manner instructed, such number of votes comprised in the Indemnity Shares owned of record by the Escrow Agent on such Company Equity Participant's behalf.

4.3                         Mailings to Shareholders.

With respect to each Parent Meeting and Parent Consent, the Escrow Agent shall mail or cause to be mailed (or otherwise communicate in the same manner as Parent utilizes in communications to holders of Parent Common Shares) to each of the Company Equity Participants named in the List on the same day as the initial mailing of notice (or other communication) with respect thereto is given by Parent or any third party to its stockholders:

  a copy of such notice, together with any proxy or information statement and related materials to be provided to stockholders of Parent,

  a statement that such Company Equity Participant is entitled to instruct the Escrow Agent as to the exercise of the Company Equity Participant's votes with respect to such Parent Meeting or Parent Consent, as the case may be, or, pursuant to section 4.7 hereof, to attend such Parent Meeting and to exercise personally the Company Equity Participant's votes thereat;

  a statement as to the manner in which such instructions may be given to the Escrow Agent, including an express indication that instructions may be given to the Escrow Agent to give:

    a proxy to such Company Equity Participant or his designee to exercise personally the Company Equity Participant's votes; or

    a proxy to a designated agent or other representative of the management of Parent to exercise such Company Equity Participant's votes;

  a statement that if no such instructions are received from the Company Equity Participant, the Company Equity Participant votes to which such Company Equity Participant is entitled will not be exercised;

  a form of direction whereby the Company Equity Participant may so direct and instruct the Escrow Agent as contemplated herein; and

  a statement of (i) the time and date by which such instructions must be received by the Escrow Agent in order to be binding upon it, which in the case of a Parent Meeting shall not be later than the close of business on the second Business Day prior to such meeting, and (ii) the method for revoking or amending such instructions.

The statements referred to in section 4.3 (a)-(f) shall be prepared by Parent. Parent shall provide a copy to the Escrow Agent for the Escrow Agent's review at least 3 Business Days before the mailing of the materials referred to in this Section 4.3. For the purpose of determining the votes to which a Company Equity Participant is entitled in respect of any such Parent Meeting or Parent Consent, the number of Indemnity Shares owned of record by the Escrow Agent on behalf of such Company Equity Participant shall be determined at the close of business on the record date established by Parent or by applicable law for purposes of determining stockholders entitled to vote at such Parent Meeting or to give written consent in connection with such Parent Consent. Parent shall notify the Escrow Agent of any decision of the board of directors of Parent with respect to the calling of any such Parent Meeting or the seeking by Parent of any such Parent Consent and shall provide all necessary information and materials to the Escrow Agent in each case promptly and in any event in sufficient time to enable the Escrow Agent to perform its obligations contemplated by this section 4.3.

4.4                         Copies of Stockholder Information.

Parent shall deliver to the Escrow Agent copies of all proxy materials, (including notices of Parent Meetings), information statements, reports (including without limitation all interim and annual financial statements) and other written communications that are to be distributed by Parent from time to time to holders of Parent Common Shares in sufficient quantities and in sufficient time so as to enable the Escrow Agent to send those materials to each Company Equity Participant at the same time as such materials are first sent to holders of Parent Common Shares. The Escrow Agent shall mail or otherwise send to each Company Equity Participant, at the expense of Parent, copies of all such materials (and all materials specifically directed to the Company Equity Participants or to the Escrow Agent for the benefit of the Company Equity Participants by Parent) received by the Escrow Agent from Parent at the same time as such materials are first sent to holders of Parent Common Shares. The Escrow Agent shall make copies of all such materials available for inspection by any Company Equity Participant at the Escrow Agent's principal office.

4.5                         Other Materials.

Immediately after receipt by Parent or any stockholder of Parent of any material sent or given generally to the holders of Parent Common Shares by or on behalf of a third party, including without limitation dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Parent shall use all commercially reasonable efforts to obtain and deliver to the Escrow Agent copies thereof in sufficient quantities so as to enable the Escrow Agent to forward such material (unless the same has been provided directly to Company Equity Participants by such third party) to each Company Equity Participant as soon as possible thereafter. As soon as practicable after receipt thereof, the Escrow Agent shall mail or otherwise send to each Company Equity Participant, at the expense of Parent, copies of all such materials received by the Escrow Agent from Parent. The Escrow Agent shall also make copies of all such materials available for inspection by any Company Equity Participant at the Escrow Agent's principal office.

4.6                         List of Persons Entitled to Vote.

The Escrow Agent shall, (a) prior to each annual, general and special Parent Meeting or the seeking of any Parent Consent and (b) forthwith upon each request made at any time by the Parent in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Company Equity Participants arranged in alphabetical order and showing the number of Indemnity Shares held of record by the Escrow Agent on behalf of such Company Equity Participant, in each case at the close of business on the date specified by the Parent in such request or, in the case of a List prepared in connection with a Parent Meeting or a Parent Consent, at the close of business on the record date established by Parent or pursuant to applicable law for determining the holders of Parent Common Shares entitled to receive notice of and/or to vote at such Parent Meeting or to give consent in connection with such Parent Consent.

4.7                         Entitlement to Direct Votes.

Any Company Equity Participant named in a List prepared in connection with any Parent Meeting or any Parent Consent shall be entitled (a) to instruct the Escrow Agent in the manner described in section 4.3 hereof with respect to the exercise of the Company Equity Participant's votes to which such Company Equity Participant is entitled or (b) to attend such meeting and personally to exercise thereat (or to exercise with respect to any written consent), as the proxy of the Escrow Agent, the Company Equity Participant's votes to which such Company Equity Participant is entitled.

4.8                         Voting by Escrow Agent, and Attendance of Escrow Agent Representative, at Meeting.

  In connection with each Parent Meeting and Parent Consent, the Escrow Agent shall exercise, either in person or by proxy, in accordance with the instructions received from a Company Equity Participant pursuant to section 4.3 hereof, the Company Equity Participant's votes as to which such Company Equity Participant is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Escrow Agent from the Company Equity Participant prior to the time and date fixed by it for receipt of such instructions in the notice given by the Escrow Agent to the Company Equity Participant pursuant to section 4.3 hereof.

  The Escrow Agent shall cause such representatives as are empowered by it to sign and deliver, on behalf of the Escrow Agent, proxies for Voting Rights to attend each Parent Meeting. Upon submission by a Company Equity Participant (or its designee) of identification satisfactory to the Escrow Agent's representatives, and at the Company Equity Participant's request, such representatives shall sign and deliver to such Company Equity Participant (or its designee) a proxy to exercise personally the Company Equity Participant's votes as to which such Company Equity Participant is otherwise entitled hereunder to direct the vote, if such Company Equity Participant either (1) has not previously given the Escrow Agent instructions pursuant to section 4.3 hereof in respect of such meeting, or (2) submits to the Escrow Agent's representatives written revocation of any such previous instructions. At such meeting, the Company Equity Participant exercising such Company Equity Participant's votes shall have the same rights as the Escrow Agent to speak at the meeting in respect of any matter, question or proposition, to vote by way of ballot at the meeting in respect of any matter, question or proposition and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9                         Distribution of Written Materials.

Any written materials to be distributed by the Escrow Agent to the Company Equity Participants pursuant to this Agreement shall be delivered or sent by mail (or otherwise communicated in the same manner as Parent utilizes in communications to holders of Parent Common Shares) to each Company Equity Participant at its address as shown on the books of the Escrow Agent.

ARTICLE 5

release of Escrow fund

5.1                         Escrow Ledger.

  The Escrow Agent shall create and maintain a written record (the "Escrow Ledger") of: (1) each Company Equity Participant's name and address; (2) each such person's Equityholder's Proportionate Interest; (2) each Company Equity Participant's proportionate interest in the Contingent Portion of the Escrow Fund; (3) each such person's Equityholder's Proportionate Interest in the Indemnity Portion of the Escrow Fund subject to pending claims; (4) the Indemnity Portion of the Escrow Fund released to Parent in satisfaction of claims in accordance with Section 9 of the Merger Agreement; and (5) an account of the Indemnity Portion of the Escrow Fund released to each Company Equity Participant on a Release Date. The Escrow Ledger shall also reflect the total number of Deposited Shares and property remaining in the Escrow Fund.

  The Escrow Agent shall adjust the Escrow Ledger to reflect changes in each Company Equity Participant's interest in the Deposited Shares. Absent manifest error, all of the Escrow Agent's determinations as to the Escrow Ledger shall be binding and conclusive on all parties to this Agreement. Adjustments to the Ledger shall include, but are not limited to, the following:

    the Escrow Agent shall adjust the Escrow Ledger to reflect the issuance of Milestone Payments.

    the Escrow Agent shall deduct the portion of the Indemnity Portion of the Escrow Fund that are charged and allocated to each Company Equity Participant's account in satisfaction of claims by Parent or Parent Indemnified Person(s) made in accordance with Section 9.5 of the Merger Agreement.

5.2                         Conversion/Redemption of the Parent Preferred Stock

  Parent shall give the Escrow Agent notice of a Milestone Payment referred to in section 1.5(e) of the Merger Agreement within one Business Day of such Milestone Payment.

  Each notice from Parent shall include: (i) the date of such Milestone Payment; (ii) notice of the conversion of the Parent Preferred Stock pursuant to Section 1.5(e) of the Merger Agreement and/or a redemption of the Parent Preferred Stock pursuant to Section 1.5(e) of the Merger Agreement, as the case may be; (iii) a direction to the Escrow Agent to release such Milestone Payment in accordance with Section 9.3 of the Merger Agreement; (iv) in the case of a redemption of the Parent Preferred Stock pursuant to Section 1.5(e) of the Merger Agreement, a wire transfer, certified check or bank draft in the amount payable pursuant to Section 1.5(e) of the Merger Agreement and (v) in the case of a conversion of the Parent Preferred Stock pursuant to Section 1.5(e), a treasury direction for the number of shares to be issued pursuant to Section 1.5(e) of the Merger Agreement.

5.3                         Release of Indemnity Shares to Stockholders.

  Following receipt by the Escrow Agent from Parent of notice of any Milestone Payment, the Escrow Agent shall distribute the property of the Escrow Fund pursuant to section 9.3 of the Merger Agreement. Attached hereto as Schedule "C" for reference is an excerpt of Section 9.3 of the Merger Agreement.

  On a Release Date, the Escrow Agent shall certify the Deposit Share balances reflected in the Escrow Ledger as of that date and release the appropriate amount of the Indemnity Portion of the Escrow Fund to each Company Equity Participant pursuant to Section 9.3 of the Merger Agreement, which shall equal such person's Equityholder's Proportionate Interest, minus (i) in the case of Milestone Payments made before the Representation Date, 50% of the first $2,000,000 of Milestone Payments; (ii) the Indemnity Portion of the Escrow Fund attributable to such Company Equity Participant that were returned to Parent in accordance with Section 9.5 of the Merger Agreement in satisfaction of a claim(s) by Parent Indemnified Person(s), and/or (iii) the portion of the Indemnity Portion of the Escrow Fund attributable to such Company Equity Participant that are subject to pending claims of Parent Indemnified Person(s) to be held pursuant to Section 9.3 of the Merger Agreement.

  Upon a Release Date and thereafter, the Escrow Agent shall continue to hold the portion of the Indemnity Portion of the Escrow Fund that are subject to pending claims in accordance with section 9.3 of the Merger Agreement.

  Upon a Release Date and thereafter, the Escrow Agent shall continue to hold the portion of the Indemnity Portion of the Escrow Fund that are subject to contested claims in accordance with section 9.6 of the Merger Agreement until the Escrow Agent receives written notice of resolution of a claim pursuant to Section 9.6 or 9.7 of the Escrow Agreement, as applicable.

  Within three (3) Business Days after a Release Date, the Escrow Agent shall deliver to each Company Equity Participant the portion of the Indemnity Portion of the Escrow Fund as provided in Section 9.3 of the Merger Agreement by mailing (by registered or certified mail, return receipt requested) or by express courier to the address set forth opposite each Company Equity Participant's name on the Escrow Ledger (or such other address as provided in writing by the Company Equity Participant to the Escrow Agent).

5.4                         Withholding Rights.

Parent and the Escrow Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Indemnity Shares such amounts as Parent or the Escrow Agent is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Indemnity Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion, if any, of the consideration otherwise payable to the holder, Parent and the Escrow Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Parent or the Escrow Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Parent or the Escrow Agent shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

5.5                         Lost Share Certificates and cheques

In the event a certificate or cheque shall have been lost in the mail during delivery to a Company Equity Participant, upon the making of a statutory declaration and/or bond of indemnity, as applicable (or any other documentation reasonably requested by Parent or Escrow Agent or in the case of a lost share certificate, the transfer agent of the Parent Common Stock ), of the fact by the person claiming such certificate or cheque be lost, stolen or destroyed, the Escrow Agent shall deliver to the Company Equity Participant the replacement for such lost, stolen or destroyed certificate issued by the transfer agent of the Parent Common Stock and/or issue a replacement for such lost stolen or destroyed cheque and if applicable, cancel such lost cheque.

ARTICLE 6

CONCERNING THE ESCROW AGENT

6.1                         Powers and Duties of the Escrow Agent.

The rights, powers and authorities of the Escrow Agent under this Agreement, in its capacity as escrow agent of the Escrow Fund, shall include:

  receipt and deposit of the Deposited Shares from Parent as escrow agent for and on behalf of the Company Equity Participants in accordance with the provisions of this Agreement and the Merger Agreement;

  granting proxies and distributing materials to Company Equity Participants as provided in this Agreement;

  voting the Company Equity Participant's votes in accordance with the provisions of this Agreement;

  holding title to the Contingent Portion of the Escrow Fund and Indemnity Portion of the Escrow Fund;

  investing any moneys forming, from time to time, a part of the Indemnity Portion of the Escrow Fund as provided in this Agreement;

  taking action at the direction of Company Equity Participants to enforce the obligations of Parent under this Agreement and taking such other actions and doing such other things as are specifically provided in this Agreement.

In the exercise of such rights powers and authorities the Escrow Agent shall have (and is granted) such incidental and additional rights, powers and authority not in conflict with any of the provisions of this Agreement or the Merger Agreement as the Escrow Agent, acting in good faith and in the reasonable exercise of its duties hereunder, may deem necessary, appropriate or desirable to effect the purpose of the Escrow Fund. Any exercise of such rights, powers and authorities by the Escrow Agent shall be final, conclusive and binding upon all persons. For greater certainty, the Escrow Agent shall have only those duties as are set out specifically in this Agreement.

The Escrow Agent in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith with a view to the best interests of the Company Equity Participants and shall exercise the care, diligence and skill that a reasonable person would exercise in comparable circumstances.

6.2                         No Conflict of Interest.

The Escrow Agent represents to Parent, Company and Stockholders' Agent that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Escrow Agent as a fiduciary hereunder and the role of the Escrow Agent in any other capacity. The Escrow Agent shall, within 30 days after it becomes aware that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9 hereof. If, notwithstanding the foregoing provisions of this section 6.2, the Escrow Agent has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Escrow Agent contravenes the foregoing provisions of this section 6.2, any interested party may apply to the courts of the Province of British Columbia for an order that the Escrow Agent be replaced as escrow agent hereunder.

6.3                         Dealings with Transfer Agents, Registrars, etc.

Parent irrevocably authorize the Escrow Agent, from time to time, to:

  consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Parent Preferred Stock and Parent Common Stock; and

  requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Escrow Agent may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of Parent Common Stock, and any subsequent transfer agent of such shares, the share certificates issuable upon the exchange of Parent Preferred Stock.

Parent irrevocably authorize its registrar and transfer agent to comply with all such requests.

6.4                        Books and Records.

The Escrow Agent shall keep available for inspection by Parent at the Escrow Agent's principal office, correct and complete books and records of account relating to the Escrow Agent's actions under this Agreement, including without limitation all information relating to mailings and instructions to and from Company Equity Participants and all transactions pursuant to the Voting Rights. On or before June 15 in every year thereafter, so long as the Deposited Shares are being held in the name of the Escrow Agent, the Escrow Agent shall transmit to Parent dated as of the preceding April 30, with respect to:

  the property and funds comprising the Escrow Fund as of that date;

  the number of Deposited Shares held by the Escrow Agent as of April 30 of such calendar year; and

  all other actions taken by the Escrow Agent in the performance of its duties under this Agreement that it had not previously reported and which, in the Escrow Agent's opinion, materially affects the Escrow Fund.

6.5                         Income Tax Returns and Reports.

The Escrow Agent shall, to the extent necessary, prepare and file on behalf of the Escrow Fund appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Parent Common Stock are traded and, in connection therewith, may obtain the advice and assistance of such experts as the Escrow Agent may consider necessary or advisable.

6.6                         Indemnification Prior to Certain Actions by Escrow Agent.

The Escrow Agent shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Company Equity Participant upon such Company Equity Participant furnishing to the Escrow Agent reasonable funding, security and indemnity against the costs, expenses and liabilities that may be incurred by the Escrow Agent therein or thereby, provided that no Company Equity Participant shall be obligated to furnish to the Escrow Agent any such funding, security or indemnity in connection with the exercise by the Escrow Agent of any of its rights, duties, powers and authorities with respect to the Deposited Shares pursuant to Article 4 hereof, subject to section 6.15 hereof.

None of the provisions contained in this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless funded and given security and indemnity as aforesaid.

6.7                         Actions by Company Equity Participants.

No Company Equity Participant shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Company Equity Participant has requested the Escrow Agent to take or institute such action, suit or proceeding and furnished the Escrow Agent with the funding, security and indemnity referred to in section 6.6 hereof and the Escrow Agent shall have failed to so act within a reasonable time thereafter. In such case, but not otherwise, the Company Equity Participant shall be entitled to take proceedings in any court of competent jurisdiction such as the Escrow Agent might have taken, it being understood and intended that no one or more Company Equity Participants shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or under the Voting Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Escrow Agent, except only as herein provided, and in any event for the equal benefit of all Company Equity Participants.

6.8                         Reliance upon Declarations.

The Escrow Agent shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Escrow Agent to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder and such lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with the provisions of section 6.9 hereof, if applicable, and with any other applicable provisions of this Agreement. The Escrow Agent shall be protected and shall incur no liability in acting or proceeding in good faith upon any resolution, notice, telegram request, consent, direction, waiver, certificate, statement, affidavit, voucher, bond, requisition or other paper or document which it shall in good faith believe to be genuine and to have been passed or signed by the proper board or person or to have been prepared and furnished pursuant to any of the provisions of this Agreement, including the exercise of any rights by any Company Equity Participant, and the Escrow Agent shall be under no duty to make any investigation or inquiry as to any statements contained or matters referred to in any such instrument, but may, in the absence of bad faith on its part, accept and rely upon the same as conclusive evidence of the truth and accuracy of such statements or instruction.

6.9                         Evidence and Authority to Escrow Agent.

Parent shall furnish to the Escrow Agent evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Parent or the Escrow Agent under this Agreement or as a result of any obligation imposed under this Agreement or the Merger Agreement, including, without limitation, in respect of the Voting Rights, and the taking of any other action to be taken by the Escrow Agent at the request of or on the application of Parent forthwith if and when:

  such evidence is required by any other section of this Agreement to be furnished to the Escrow Agent in accordance with the terms of this section 6.9; or

  the Escrow Agent, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Parent written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer's Certificate of Parent or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

Whenever such evidence relates to a matter other than the Voting Rights, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor; auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Parent it shall be in the form of an Officer's Certificate or a statutory declaration.

Each statutory declaration, certificate, opinion or report furnished to the Escrow Agent as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

  declaring that he has read and understands the provisions of this Agreement relating to the condition in question;

  describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

  declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

6.10                       Experts, Advisers and Agents.

The Escrow Agent may:

  in relation to this Agreement act and rely on the opinion or advice of or information obtained from any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Escrow Agent or by Parent or otherwise, and may employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

  employ such agents and other assistants as it may reasonably require for the proper discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it in the discharge of the trusts hereof.

6.11                       Investment of Moneys Held by Escrow Agent.

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Escrow Agent that under the terms of this Agreement may or ought to be invested or which may be on deposit with the Escrow Agent or that may be in the hands of the Escrow Agent shall be invested in the name or under the control of the Escrow Agent in an interest bearing account of a branch of a Canadian chartered bank. Any income earned in respect of the Escrow Fund which is not used by the Escrow Agent as provided in this Agreement may be accumulated by the Escrow Agent and added to the capital of the Indemnity Portion of the Escrow Fund.

6.12                       Escrow Agent Not Required to Give Security.

The Escrow Agent shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement.

6.13                       Escrow Agent Not Bound to Act on Request.

Except as in this Agreement otherwise specifically provided, the Escrow Agent shall not be bound to act in accordance with any direction or request of Parent or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Escrow Agent, and the Escrow Agent shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Escrow Agent to be genuine.

6.14                       Authority to Carry on Business.

The Escrow Agent represents to Parent that at the date of execution and delivery by it of this Agreement it is authorized to perform its obligations pursuant to this Agreement under all applicable laws but if, notwithstanding the provisions of this section 6.14, it ceases to be so authorized, the validity and enforceability of this Agreement and the Voting Rights shall not be affected in any manner whatsoever by reason only of such event but the Escrow Agent shall, within 30 days after ceasing to be so authorized, either become so authorized or resign in the manner and with the effect specified in, Article 9 hereof.

6.15                       Conflicting Claims.

If conflicting claims or demands are made or asserted with respect to any interest of any Company Equity Participant in any Indemnity Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Company Equity Participant in any Indemnity Shares resulting in conflicting claims or demands being made in connection with such interest, then the Escrow Agent shall be entitled, at its sole discretion, to refuse to recognize-or to comply with any such claim or demand. In so refusing, the Escrow Agent may elect not to exercise any Voting Rights, subject to such conflicting claims or demands and, in so doing, the Escrow Agent shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Escrow Agent shall be entitled to continue to refrain from acting and to refuse to act until:

  the rights of all adverse claimants with respect to the Voting Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

  all differences with respect to the Voting Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Escrow Agent shall have been furnished with an executed copy of such agreement.

If the Escrow Agent elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Escrow Agent as it shall deem appropriate fully to indemnify it as between all conflicting claims or demands.

6.16                       Acceptance of Escrow Fund.

The Escrow Agent hereby accepts the Escrow Fund created and provided for by and in this Agreement and the Merger Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Company Equity Participants, subject to all the terms and conditions herein set forth.

ARTICLE 7

COMPENSATION

7.1                         Fees and Expenses of the Escrow Agent.

Parent agrees to pay to the Escrow Agent reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Escrow Agent for all reasonable expenses and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Escrow Agent in connection with its rights and duties under this Agreement and the Merger Agreement; provided that Parent shall have no obligation to reimburse the Escrow Agent for any expenses or disbursements paid, incurred or suffered by the Escrow Agent in any suit or litigation in which the Escrow Agent is determined to have acted fraudulently, in bad faith or with negligence or wilful misconduct.

ARTICLE 8

INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1                         Indemnification of the Escrow Agent.

Parent agrees to indemnify, and hold harmless the Escrow Agent and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement and the Merger Agreement (collectively the "Indemnified Parties") against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Escrow Agent's legal counsel) which, without fraud, negligence, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Escrow Agent's acceptance or administration of the Escrow Fund, its compliance with its duties set forth in this Agreement, or any written or oral instructions delivered to the Escrow Agent by Parent pursuant hereto. In no case shall Parent be liable under this indemnity for any claim against any of the Indemnified Parties unless Parent shall be notified by the Escrow Agent of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii), below, Parent shall be entitled to participate at their own expense in the defense and, if Parent so elects at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Escrow Agent shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Escrow Agent unless: (i) the employment of such counsel has been authorized by Parent; or (ii) the named parties to any such suit include both the Escrow Agent and Parent and the Escrow Agent shall have been advised by counsel acceptable to Parent that there may be one or more legal defences available to the Escrow Agent that are different from or in addition to those available to Parent and that an actual or potential conflict of interest exists (in which case Parent shall not have the right to assume the defence of such suit on behalf of the Escrow Agent but shall be liable to pay the reasonable fees and expenses of counsel for the Escrow Agent).

8.2                         Limitation or Liability.

The Escrow Agent shall not be held liable for any loss that may occur by reason of depreciation of the value of any part of the Escrow Fund or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, negligence, wilful misconduct or bad faith on the part of the Escrow Agent.

ARTICLE 9

CHANGE OF ESCROW AGENT

9.1                         Resignation.

The Escrow Agent, or any escrow agent hereafter appointed, may at any time resign by giving written notice of such resignation to Parent specifying the date on which it desires to resign, provided that such notice shall never be given less than 60 days before such desired resignation date unless Parent otherwise agrees and provided further that such resignation shall not take effect until the date of the appointment of a successor escrow agent and the acceptance of such appointment by the successor escrow agent. Upon receiving such notice of resignation, Parent shall promptly appoint a successor escrow agent by written instrument in duplicate, one copy of which shall be delivered to the resigning escrow agent and one copy to the successor escrow agent. Failing appointment of and acceptance by a successor escrow agent in accordance with the foregoing, a successor escrow agent may be appointed by an order of the Supreme Court of British Columbia upon application of one or more of the parties hereto or any Company Equity Participant.

9.2                         Removal.

The Escrow Agent, or any escrow agent hereafter appointed may be removed with or without cause, at any time on 30 days' prior notice by written instrument executed by Parent in duplicate, one copy of which shall be delivered to the escrow agent so removed and one copy to the successor escrow agent.

9.3                         Successor Escrow Agent.

Any successor escrow agent appointed as provided under this Agreement shall execute, acknowledge and deliver to Parent and to its predecessor escrow agent an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor escrow agent shall become effective and such successor escrow agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as escrow agent in this Agreement and all of the Escrow Fund shall automatically rest in such successor escrow agent.

However, on the written request of Parent or of the successor escrow agent, the escrow agent ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor escrow agent all the rights and powers of the escrow agent so ceasing to act. Upon the request of any such successor escrow agent, Parent and such predecessor escrow agent shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor escrow agent all such rights and powers.

9.4                         Notice of Successor Escrow Agent .

Upon acceptance of appointment by a successor escrow agent as provided herein, Parent shall cause to be mailed notice of the succession of such escrow agent hereunder to each Company Equity Participant specified in the most current List. If Parent shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor escrow agent, the successor escrow agent shall cause such notice to be mailed at the expense of Parent.

ARTICLE 10

PARENT SUCCESSORS

10.1                       Certain Requirements in Respect of Acquisition, etc.

Parent shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing company resulting therefrom, unless:

  such other person or continuing company is a company (herein called the 'Parent Successor") incorporated under the laws of any state of the United States or the laws of Canada or any province thereof, and

  Parent Successor, by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction an agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Escrow Agent acting reasonably to evidence the assumption by Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Parent under this Agreement.

10.2                       Vesting of Powers in Successor.

Whenever the conditions of section 10.1 hereof have been duly observed and performed, the Escrow Agent, if required, by section 10.1 hereof, Parent Successor shall execute and deliver the supplemental agreement provided for in Article 11 hereof and thereupon Parent Successor shall possess and from time to time may exercise each and every right and power of

Parent under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

10.3                       Wholly-Owned Subsidiaries.

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of Parent with or into Parent or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Parent provided that all of the assets of such subsidiary are transferred to Parent or another wholly-owned direct or indirect subsidiary of Parent and any such transactions are expressly permitted by this Article 10.

ARTICLE 11

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1                       Amendments, Modifications, etc.

This Agreement may be amended or modified by an agreement in writing executed by Parent and Escrow Agent.

11.2                       Changes in Capital of Parent and the Merger Sub.

Notwithstanding section 11.1, at all times after the occurrence of any Parent Common Share Reorganization or Capital Reorganization (as such terms are respectively defined in the Parent Preferred Stock Terms) or other change in either the Parent Common Shares or the Parent Preferred Stock or both, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Common Stock or the Parent Preferred Stock or both are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

11.3                       Execution of Supplemental Agreements.

Notwithstanding section 11.1, from time to time Parent (when authorized by a resolution of its board of directors), and Escrow Agent may, subject to the provisions hereof, and they shall, when so directed by these presents, execute and deliver by their proper officers, Agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

  evidencing the succession of Parent Successors to Parent and the covenants of and obligations assumed by each such Parent Successor in accordance with the provisions of Article 10 and the succession of any successor escrow agent in accordance with the provisions of Article 9;

  making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, in the opinion of the Escrow Agent acting reasonably will not be prejudicial to the interests of the Company Equity Participants as a whole or are in the opinion of counsel to the Escrow Agent necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Parent the Escrow Agent or this Agreement; and

  for any other purposes not inconsistent with the provisions of this Agreement including, without limitation, to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Escrow Agent acting reasonably, the rights of the Escrow Agent and the Company Equity Participants as a whole will not be prejudiced thereby.

ARTICLE 12

TERMINATION

12.1                       Term.

Provided that there are no amounts held in the Indemnity Portion of the Escrow Fund, the Escrow Fund shall be terminated on the earlier of (I) the date all shares of Parent Preferred Stock are redeemed or converted pursuant to the Parent Preferred Stock Terms and (ii) the date that is 36 months from the Closing Date.

12.2                       Survival.

The provisions of Articles 7 and 8 hereof shall survive any termination of the Escrow Fund pursuant to section 12.1.

ARTICLE 13

GENERAL

13.1                       Severability.

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions; provided, however, that if the provision or provisions so held to be invalid, in the reasonable judgment of the parties, is or are so fundamental to the intent of the parties and the operation of this Agreement that the enforcement of the other provisions hereof, in the absence of such invalid provision or provisions, would damage irreparably the intent of the parties in entering into this Agreement, the parties shall agree (1) to terminate this Agreement, or (ii) to amend or otherwise modify this Agreement so as to carry out the intent and purposes hereof and the transactions contemplated hereby.

13.2                       Enurement.

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Company Equity Participants.

13.3                       Notices.

All notices, requests and other communications between the parties hereunder shall be in writing and shall be deemed to have been given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by registered mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers (or at such other address for such party as shall be specified in like notice):

  if to Parent to:

Micrologix Biotech Inc.
BC Research Building
3650 Wesbrook Mall
Vancouver, British Columbia
V6S 2L2
Facsimile: (604) 221-9688

Attention: Chief Financial Officer

  if to Escrow Agent to:

Pacific Corporate Trust Company
10th Floor, 625 Howe Street
Vancouver, B.C., V6C 3B8
Facsimile: (604) 689-8144

Attention: Manager, Corporate Trust

  if to Stockholders' Agent:
  Walter H. Moos
  12780 High Bluff Drive,
  Suite #210
  San Diego, California 92130

All such notices, requests and other communications shall (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

13.4                       Risk of Payments by Post.

Whenever payments are to be made or documents are to be sent to any Company Equity Participant or holder of Company Common Stock by the Escrow Agent or by Parent, or by a Company Equity Participant or holder of Company Common Stock to the Escrow Agent or to Parent, the making of such payment or sending of such document sent through the post shall be at the risk of Parent, in the case of payments made or documents sent by the Escrow Agent or Parent, and the Company Equity Participant or the holder of Company Common Stock, in the case of payments made or documents sent by the Company Equity Participant or holder of Company Common Stock.

13.5                       Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.6                       Jurisdiction.

This Agreement shall be construed and enforced in accordance with the laws of the British Columbia.

13.7                       Attornment.

Each of Parent and Escrow Agent agree that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the Province of British Columbia waives any objection that it may have now or hereafter to the venue of any such action or proceeding, irrevocably submit to the jurisdiction of the said courts in any such action or proceeding, agree to be bound by any judgment of the said courts and agree not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MICROLOGIX BIOTECH INC. By:     "Arthur J. Ayres"
"James DeMesa"
PACIFIC CORPORATE TRUST COMPANY By:     "Marc Castonguay"
"Norm Hamade"
MITOKOR, INC. By: "Walter Moos"
Chairman & CEO
WALTER H. MOOS, as Stockholders' Agent By:     "Walter Moos"
Self

SCHEDULE A

"Cash Consideration" shall mean $25,000.

"Closing Date" means the time and date to be specified by the Parent.

"Company Common Stock" means each share of Common Stock, par value $0.001 per share, of the Company Common Stock.

"Company Preferred Stock" means each share of Preferred Stock, par value $0.001 per share, of the Company outstanding immediately prior to the Effective Time.

"Effective Time" means the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (b) such later date and time as may be specified in the Certificate of Merger with the written consent of Parent and the Company.

"Equityholder's Proportionate Interest" shall be equal to the percentage that the value of the property constituting the Escrow Fund as held for the account of such Company Equity Participant bears to the value of the property constituting the Escrow Fund held for the account of all Company Equity Participants in the Escrow Fund as of such date. In determining "Equityholder's Proportionate Interest" the value of the Parent Preferred Stock held in the Escrow Fund for the account of the Company Equity Participant's at any time will be the total amount payable upon conversion or redemption of all remaining Parent Preferred Stock in the Escrow Fund at such time assuming the maximum remaining Milestone Payments become payable.

"Exchange Agent" means a commercial bank or trust company appointed by the Parent for the benefit of the Company Equityholders for exchange in accordance with Section 1.9 of the Merger Agreement, through the Exchange Agent (i) certificates representing the Parent Common Stock issuable and deliverable to the Company Equityholders pursuant to Section 1.5(a)(ii)(A) of the Merger Agreement and (ii) a check equal to the applicable portion of the Cash Consideration, in exchange for outstanding shares in the capital stock of the Company.

"Parent Common Stock" means shares of Common Stock (no par value) of Parent.

"Parent Preferred Stock" means shares of Series E Redeemable, Convertible Preferred Stock (no par value) of Parent.

"Parent Preferred Stock Terms" means the rights and restrictions attached to the Series E Convertible Redeemable Shares.

"Company Equity Participants" means the Landlord, Neuroscience Partners, Management, Legg Mason and holders of Company Preferred Stock.

"Company Equityholders" shall mean those individuals and entities who prior to the Effective Time hold (1) Company Common Stock and/or (2) Company Preferred Stock.

"Damages" means all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees.

"Merger Consideration" means the consideration receivable by a Company Equityholder and shall consist of (A) that number of Merger Shares and Contingent Shares issuable to such holder in accordance with Section 1.5(a)(ii)(A) and Section 1.5(a)(ii)(B) upon the surrender of the certificate or certificates representing capital stock of the Company held by such holder, and (B) the applicable amount of Cash Consideration in accordance with Section 1.5(a)(I) upon the surrender of the certificate or certificates representing capital stock of the Company held by such holder

"Milestone", "Milestone Date" and "Milestone Payment (s)" have the following respective meanings:

  After the achievement of each of the following payments or events (each a "Milestone" and the date of occurrence or achievement of such Milestone is referred to herein as a "Milestone Date"), Parent shall redeem and/or convert such number of Parent Preferred Stock equal to the dollar amount corresponding to the applicable Milestone as set forth below (each a "Milestone Payment" and collectively, the "Milestone Payments") up to a maximum payment of $4,000,000 in the aggregate, in accordance with the Parent Preferred Stock Terms and the terms of this Agreement:

    [XXXX] of any payments (other than reimbursement of expenses) received by the Parent or Surviving Corporation within [XXXX] after the Closing Date from (A) Wyeth pursuant to the License and Option Agreement between Apollo BioPharmaceutics and American Home Products Company dated February 8, 1999 (the "Wyeth Agreement"); and (B) Pfizer Inc. pursuant to (1) the License and Royalty Agreement between Pfizer Inc. and the Company dated November 4, 1998 and (2) the Collaborative Research and Development Agreement between Pfizer Inc. and the Company dated November 4, 1998 (collectively, the "Pfizer Agreements");

    [XXXX] of any payments received by Parent or Surviving Corporation within [XXXX] after the Closing Date from (A) the Wyeth Agreement and Pfizer Agreements (excluding payments to which 1.5(e)(I) above is applicable); and (B) any new partnership or collaboration agreements arising from the Company's Proprietary Assets;

    [XXXX] of any grant or equivalent payments, received by Parent or Surviving Corporation within [XXXX] after the Closing Date, arising from Company grant agreements that exist prior to the Closing Date and any new grants awarded on the Company's Proprietary Assets;

    [XXXX] for each product that is advanced from the Company's Proprietary Assets [XXXX], for up to [XXXX] products achieved within [XXXX] after the Closing Date; and

[XXXX] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended up to [XXXX] for each product that is advanced from the Company's Proprietary Assets that [XXXX], for up to [XXXX] products within [XXXX] after Closing Date.

"Parent Indemnified Person" means Parent and the Surviving Corporation and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act.

"Representation Termination Date" means 18 months following the Closing Date.

"Surviving Corporation" means the Surviving Corporation of MBI Acquisition Corp.'s merger with and into the Company.

[XXXX] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

SCHEDULE B

Liquidation Preference

2. Liquidation Preference.

  In the event of a merger or reorganization between Micrologix Biotech Inc., a British Columbia company, or any direct or indirect subsidiary thereof, and the Corporation, the holders of Common Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Preferred Stock by reason of their ownership thereof, the amount of $25,000 payable in cash.

  In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A-1 Preferred Stock, Series B Collective, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series F-1 Preferred Stock and Series G Preferred Stock shall be entitled to receive, after payment in full has been made pursuant to subsection (a) above and prior to and in preference to any other distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, the amount (appropriately adjusted for any Recapitalization) of (i) in the case of the Series A-1 Preferred Stock, twelve dollars and fifty cents ($12.50) per share, (ii) in the case of the Series B Collective, twenty-five dollars ($25.00) per share, (iii) in the case of the Series C Preferred Stock, three dollars and twenty and 75/100 cents ($3.2075) per share, (iv) in the case of the Series D Preferred Stock, four dollars and eighty cents ($4.80) per share, (v) in the case of the Series D-1 Preferred Stock, four dollars and eighty cents ($4.80) per share, (vi) in the case of Series E Preferred Stock, six dollars ($6.00) per share, (vii) in the case of Series F Preferred Stock, seven dollars and fifty cents ($7.50) per share, (viii) in the case of Series F-1 Preferred Stock, seven dollars and fifty cents ($7.50) per share, (ix) in the case of Series G Preferred Stock, seven dollars and fifty cents ($7.50) per share, and (x) plus in each case (appropriately adjusted for any Recapitalization), all declared but unpaid dividends on such shares for each share of Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, after payment in full has been made pursuant to subsection (a) above, the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A-1 Preferred Stock, Series B Collective, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series F-1 Preferred Stock and Series G Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares of Preferred Stock then held by them.

  After payment to the holders of the Common Stock and the Preferred Stock of the full amounts of the preferential amounts set forth in subparagraphs (a) and (b) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by them.

  A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of control, or a sale of all or substantially all of the assets of the Corporation, shall be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if more than fifty percent (50%) of the surviving entity is not owned by persons who were holders of capital stock or securities convertible into capital stock of the Corporation immediately prior to such merger, consolidation or sale.

SCHEDULE C

1.1        Escrow Period; Release From Escrow.

  The property comprising the Indemnity Portion of the Escrow Fund shall be released to the Company Equity Participants as follows (each, a "Release Date"):

    50% of the first $2,000,000 of Milestone Payments made before the Representation Termination Date will be released upon the payment of such Milestone Payments;

    100% of the Milestone Payments made in excess of $2,000,000 made before the Representation Termination Date will be released upon the payment of such Milestone Payments;

    all Milestone Payments comprising the Indemnity Portion of the Escrow Fund will be released on the Representation Termination Date; and

    on and from the Representation Termination Date, 100% of all Milestone Payments will be released upon the payment of such Milestone Payments;

provided, however, that a portion of the Indemnity Portion of the Escrow Fund, which, in the reasonable judgment of Parent, subject to the objection of the Stockholders' Agent and the subsequent arbitration of the matter in the manner provided in Section 9.7 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to a Release Date with respect to facts and circumstances existing prior to a Release Date, shall remain in the Indemnity Portion of the Escrow Fund until such claims have been resolved. Within three (3) business days after a Release Date, the Escrow Agent shall release from the Indemnity Portion of the Escrow Fund to each Company Equity Participant such person's Equityholder's Proportionate Interest of the Indemnity Portion of the Escrow Fund, less with respect to each such Company Equity Participant the amount of funds and number of securities with a value (as determined pursuant to Section 9.5) equal to (A) such person's Equityholder's Proportionate Interest of any liability for which indemnity is claimed by Parent in accordance with Section 9.5 in satisfaction of indemnification claims by a Parent Indemnified Person and (B) such person's Equityholder's Proportionate Interest of any liability subject to claims by a Parent Indemnified Person in accordance with Section 9.3(a) with respect to any pending but unresolved indemnification claims of a Parent Indemnified Person. Any portion of the Indemnity Portion of the Escrow Fund held as a result of clause (B) shall be released to the Company Equity Participants or released to Parent (as appropriate) promptly upon resolution of each specific indemnification claim involved. Parent will take such action as may be necessary to cause any share certificates to be released to a Company Equity Participant to be issued in the names of the appropriate persons. Certificates representing shares comprising the Indemnity Portion of the Escrow Fund so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Company Equity Participants, and no cash payment in lieu of any fractional share shall be paid to any such Company Equity Participant.

  No shares or other securities comprising the Escrow Fund or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Company Equity Participant or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such Company Equity Participant, prior to the delivery to such Company Equity Participant of his pro rata portion of the Indemnity Portion of the Escrow Fund by the Escrow Agent as provided herein.

  Provided there are no amounts held in the Indemnity Portion of the Escrow Fund the Escrow Fund shall be terminated on the earlier of (i) the date all shares of Parent Preferred Stock are redeemed or converted pursuant to the Parent Preferred Stock Terms and (ii) the date that is 36 months from the Closing Date.